Exhibit 99.1

CONTACT
Vince Finnegan
(800) 978-8136
NEWS RELEASE	vfinnegan@summithealthcarereit.com
FOR IMMEDIATE RELEASE

Summit Healthcare REIT, Inc. acquires an interest in nine skilled nursing facilities in the Northeast

Lake Forest, Calif., (August 14, 2017) – Summit Healthcare REIT, Inc. (“Summit”) announced today that it has acquired an interest in nine skilled nursing facilities located in the Northeast on August 10, 2017. The facilities, acquired for a total purchase price of $60 million, consist of a total of 1,285 licensed beds, and will be leased back to the existing operator.

The acquisitions were made through Summit Fantasia Holdings III, LLC, a joint venture between Summit Healthcare Operating Partnership, LP, which is wholly owned by Summit, and Fantasia Investment III LLC (“Fantasia”), a U.S. based affiliate of Fantasia Holdings Group Co., Limited. Summit has previously partnered with Fantasia in prior acquisitions.

“We are very excited about this acquisition and expansion in the Northeast,” said Elizabeth Pagliarini, Chief Financial Officer. “The level of care in these nine facilities is quite impressive and a great fit with our continuing strategy to diversify our portfolio.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 41 long-term triple-net leased healthcare facilities in 13 states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Vince Finnegan at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2016, and the quarterly reports for the period ended March 31, 2017 and June 30, 2017. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.